Exhibit 10(ff)
GE Energy Annual Executive Incentive Plan
(Effective as of January 1, 2023)
I.    Purpose
Effective January 1, 2023 (the “Plan Spin-Off Date”), in anticipation of General Electric Company’s split into three separate companies comprising General Electric Company’s aviation, healthcare and energy businesses, respectively, the Energy Benefit Liabilities (as defined below) are transferred to this GE Energy Annual Executive Incentive Plan (the “Plan”), as described below (the “Plan Spin-Off”). The Energy Benefit Liabilities are the benefits and liabilities with respect to awards that have been deferred under the General Electric Company Annual Executive Incentive Plan for: (i) active employees of Ropcor, Inc. and its Affiliates that comprise General Electric Company’s energy business (“GE Energy”) and (ii) most former employees of General Electric Company’s energy business, in each case, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company. The participants transferred to this Plan are the “GE Energy Transferees.”
Benefits and liabilities for certain former employees of GE Energy may remain in the General Electric Company Annual Executive Incentive Plan or be transferred to the GE HealthCare Annual Executive Incentive Plan, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.
For the avoidance of doubt, with respect to individuals with deferred awards under the General Electric Company Annual Executive Incentive Plan as of the Plan Spin-Off Date who also have a benefit in the GE Pension Plan or Supplementary Pension Plan at that time, their deferred awards under the General Electric Company Annual Executive Incentive Plan will be transferred to this Plan only if a GE Energy entity will be responsible for their pension benefit.
Effective immediately prior to the Plan Spin-Off Date, the GE Energy Transferees (including, as applicable, their beneficiaries) shall cease to be participants in the General Electric Company Annual Executive Incentive Plan, shall no longer be entitled to any benefit payments from the General Electric Company Annual Executive Incentive Plan, and shall no longer have any rights whatsoever under the General Electric Company Annual Executive Incentive Plan (even if the GE Energy Transferee is subsequently employed by, or has service with, General Electric Company or its Affiliates, unless the GE Energy Transferee’s benefit is transferred back to the General Electric Company Annual Executive Incentive Plan as described below). Notwithstanding the foregoing, active and former eligible employees of Ropcor, Inc. and its Affiliates that comprise General Electric Company’s energy business may continue to participate in the General Electric Company Annual Executive Incentive Plan in accordance with its terms with respect awards which are not deferred.
Effective on the Plan Spin-Off Date, this Plan assumes the Energy Benefit Liabilities as a continuation of the General Electric Company Annual Executive Incentive Plan and each GE Energy Transferee is a participant in this Plan. Each GE Energy Transferee’s status under this Plan on the Plan Spin-Off Date shall be the same as the GE Energy Transferee’s status under the General Electric Company Annual Executive Incentive Plan immediately prior to the Plan Spin-Off Date. For the avoidance of doubt, (i) each GE Energy Transferee’s service with General Electric Company and its Affiliates credited under the General Electric Company Annual Executive Incentive Plan

immediately prior to the Plan Spin-Off Date shall be credited under this Plan and (ii) no GE Energy Transferee shall be treated as incurring a termination of employment, separation from service, retirement or similar event for purposes of determining the right to a distribution, benefits or any other purpose under this Plan solely as a result of the Plan Spin-Off or corporate spin-off of General Electric Company’s healthcare business or GE Energy.
Following the Plan Spin-Off Date, Ropcor, Inc. and its Affiliates shall have exclusive responsibility for paying benefits under this Plan and for all payment obligations hereunder.
Transfers to this Plan after the Plan Spin-Off Date
Following the Plan Spin-Off Date but prior to the corporate spin-off of General Electric Company’s energy business as an independent public company (the “GE Energy Spin-Off”), if (1) an individual’s employment is directly transferred to GE Energy from an employer within General Electric Company and its Affiliates (that is not part of GE Energy) or (2) an employee who left the service of General Electric Company and all of its Affiliates is subsequently hired by GE Energy, the benefits and liabilities for such individual shall be transferred from the General Electric Company Annual Executive Incentive Plan (or, if applicable, the GE HealthCare Annual Executive Incentive Plan) to this Plan (each such transfer to this Plan, a “Subsequent Plan Spin-Off”). Such Subsequent Plan Spin-Off shall be effective upon such transfer of employment or hire (the “Subsequent Spin-Off Date”). (For the avoidance of doubt, no Subsequent Plan Spin-Off shall occur in connection with a transfer of employment if such individual’s employer is not an Affiliate of Ropcor, Inc. on the Subsequent Spin-Off Date.)
Each Subsequent Plan Spin-Off shall be completed in a manner consistent with this Section I and the individual subject to the Subsequent Plan Spin-Off shall be treated as a “GE Energy Transferee;” provided, however, that the “Plan Spin-Off Date” with respect to such GE Energy Transferee shall be the Subsequent Spin-Off Date.
Transfers from this Plan after the Plan Spin-Off Date
Following the Plan Spin-Off Date but prior to the GE Energy Spin-Off, if an individual with an accrued benefit under this Plan (1) transfers employment directly to an employer within General Electric Company and its Affiliates (that is not part of GE Energy) or (2) is hired by General Electric Company or its Affiliate (that is not part of GE Energy) (each such individual, a “Transferred Participant”), the benefits and liabilities for such Transferred Participant shall be transferred from this Plan to the General Electric Company Annual Executive Incentive Plan (or, if applicable, the GE HealthCare Annual Executive Incentive Plan) (each such transfer from this Plan, a “Reverse Plan Spin-Off”). Such Reverse Plan Spin-Off shall be effective upon such transfer of employment or hire (the “Transfer Date”). (For the avoidance of doubt, no Reverse Plan Spin-Off shall occur in connection with a transfer of employment if such individual’s employer is not an Affiliate of Ropcor, Inc. on the Transfer Date.) Such Transferred Participant shall resume participation in the General Electric Company Annual Executive Incentive Plan (or, if applicable, the GE HealthCare Annual Executive Incentive Plan) with respect to future awards immediately upon the Transferred Participant’s transfer of employment or hire, unless the position in which the Transferred Participant becomes employed involves a change in status under the terms of such plan.
Each Reverse Plan Spin-Off shall be effected in accordance with the applicable requirements of this Plan and applicable law. The accrued benefit of the Transferred

Participant under this Plan immediately before the Reverse Plan Spin-Off shall become his accrued benefit under the General Electric Company Annual Executive Incentive Plan or the GE HealthCare Annual Executive Incentive Plan, as applicable, immediately after the Reverse Plan Spin-Off.
The liabilities under this Plan before the Reverse Plan Spin-Off for benefits accrued under (or transferred to) the General Electric Company Annual Executive Incentive Plan or the GE HealthCare Annual Executive Incentive Plan, as applicable, with respect to Transferred Participants before the Transfer Date shall become liabilities under the General Electric Company Annual Executive Incentive Plan or the GE HealthCare Annual Executive Incentive Plan, as applicable, immediately after the Reverse Plan Spin-Off. No individual whose benefits are transferred from this Plan to the General Electric Company Annual Executive Incentive Plan or the GE HealthCare Annual Executive Incentive Plan shall have any claims or rights against GE Energy in respect of benefits under this Plan.
Because this Plan is a continuation of the General Electric Company Annual Executive Incentive Plan for deferred awards of GE Energy Transferees, this document includes the provisions of the General Electric Company Annual Executive Incentive Plan that applied before January 1, 2023. Notwithstanding the foregoing, no further awards shall be issued under this Plan after the Effective Date.
II.    Eligibility
The Company has the sole discretion to determine who is eligible to participate in the Plan. It is expected, however, that the following principles shall normally apply.
Eligibility shall generally be limited to employees who (i) are assigned to a job band at the Executive Band level or above in a participating country, (ii) are compensated through the Company’s payroll and (iii) receive written notification of their eligibility from the Company. To remain eligible, employees must remain so employed for the entire Plan Year and through the date in the following year that awards are paid under the Plan (the “Active Employment Requirement”).
In its sole discretion, the Company may waive the Active Employment Requirement in any case it deems appropriate, so long as the eligible employee remained so employed (as an eligible employee) for a minimum of three consecutive months during the Plan Year. For example, the Active Employment Requirement could be waived for otherwise eligible employees who:
(1)    are on an approved leave of absence during the Plan Year;
(2)    are newly hired or newly promoted into the Executive Band or higher positions before October 1st of the Plan Year;
(3)    terminate employment during the Plan Year due to death, Disability, Retirement or involuntary termination without Cause; or
(4)    become ineligible to participate in the Plan during the Plan Year as the result of a transfer to a nonparticipating Affiliate or to an ineligible position.
Any awards made in connection with a waiver of the Active Employment Requirement shall be prorated as determined by the Company in its sole discretion. No proration shall apply for the period of any approved leave of absence.

An otherwise eligible employee who gives notice of his or her intention to resign or who participates in another Company-sponsored bonus or incentive plan (for the entire Plan Year) is ineligible to receive an award under this Plan.
Receipt of an award (including an award that is deferred) for one Plan Year does not create a right to an award for any other Plan Year. All awards (including the amounts thereof) are made at the sole discretion of the Company, regardless of the individual’s, business’s or Company’s performance.
Notwithstanding anything herein to the contrary, no awards shall be granted under the Plan on and after the Effective Date.
III.    Awards
The Company shall determine each eligible employee’s award under the Plan as follows:
Individual Target
Prior to or at the beginning of each Plan Year, each eligible employee’s target award amount (the “Individual Target”) is determined by the Company in its sole discretion. The Individual Target is based on the eligible employee’s job band and is equal to a percentage of the eligible employee’s base salary as of December 31st of the Plan Year. Any Individual Target may be changed by the Company from time to time in its sole discretion. Being assigned an Individual Target does not guarantee that a bonus of any amount will be awarded.
Business Performance Target
At the beginning of each Plan Year, the financial, operating and strategic goals for each business (and Corporate as a business) are determined by the compensation committee of the Company’s Board of Directors (the “Compensation Committee”). Based on these performance goals, a threshold, target and maximum level of performance for each business is established by the Compensation Committee, along with a related payout percentage. The Compensation Committee then determines the weighting of these goals and payout percentages to set the “Business Performance Target” for each business.
Business Performance Factor
After the end of the Plan Year, the Compensation Committee will assess each business’s quantitative performance against its Business Performance Target and qualitative performance in risk management, compliance and other areas. In assessing overall business performance, the Compensation Committee may (in its discretion) take into account the impact of external market conditions, corporate transaction activity and other considerations. This assessment is used by the Compensation Committee to determine an overall percentage by which the Individual Target of each eligible employee within that business shall be adjusted (the “Business Performance Factor”).
If an eligible employee has transferred employment from one Company business to another during a Plan Year (while remaining an eligible employee), his or her Business Performance Factor will be adjusted based on when such transfer occurs. If the transfer of employment occurs during the first quarter of a Plan Year, only the Business Performance Factor of the eligible employee’s second business shall be used.

Conversely, if the transfer of employment occurs during the last quarter of a Plan Year, only the Business Performance Factor of the first business shall be used. If the transfer of employment occurs during the second or third quarter of a Plan Year, the average Business Performance Factor of both businesses shall be used.
Individual Performance Factor
Finally, each eligible employee’s people leader will determine (subject to approval by the Compensation Committee) a further factor by which to adjust his or her Individual Target based on his or her individual and/or team performance, leadership, risk management, compliance, integrity and other factors (the “Individual Performance Factor”). These determinations may not permit the size of the business’s bonus pool (the sum of Individual Targets for its eligible employees, as adjusted for the Business Performance Factor) to increase.
Other Adjustments
The Company retains complete discretion to further adjust the award amount for any individual for any reason (except that, for the avoidance of doubt, the Compensation Committee shall retain any discretion that is not delegated as described in Section V). For example, the Company may modify award levels to address internal and external factors related to individual, business unit and Company performance and current and future projected business conditions, including factors such as internal parity, industry trends and market competitiveness, retention, dispute resolution and discipline.
Consistent with the purposes of the Plan, and due to the factors that will be taken into consideration, while the Company may determine a minimum aggregate payout amount during the Plan Year, individual awards amounts, if any, will vary from year to year and will not be determined before or during the Plan Year.
IV.    Payment of Awards
Awards under the Plan will be reviewed and approved by the Company following the end of the Plan Year. All individual awards are subject to review by successively higher levels of senior management, and review and approval by the Compensation Committee.
If not deferred, all approved awards will be paid as soon as practicable after such review, but in any event not later than March 15 of the year following the Plan Year (or such other date for participating countries outside of the United States as the Company may determine). Subject to Sections VIII and X, under no circumstances will an individual’s award under the Plan be considered final unless and until after it is calculated, determined, and paid to the individual, and all other conditions are satisfied, including any terms and conditions applicable to deferred awards. Awards, net of any deferred amounts, will be issued via Company payroll (in the employee’s local currency) and are subject to all applicable payroll deductions and tax withholdings.
V.    Administration and Interpretation
The Plan shall be administered by the Compensation Committee, who shall have the full power to construe and interpret the Plan in its sole discretion, including exercising any and all authority and responsibility given to the Company in this document (including the Appendix).

Without limiting the foregoing, the Compensation Committee shall have the power to:
(1) determine who is eligible to participate in the Plan;
(2) determine whether to waive the Active Employment Requirement for any individual;
(3) determine Individual Targets;
(4) establish the performance goals for each business (including Corporate) and its Business Performance Target;
(5) determine the Business Performance Factor for each business;
(6) adjust each business’s Business Performance Target and/or Business Performance Factor to reflect extraordinary or unusual events;
(7) otherwise determine the amount of awards consistent with the terms of the Plan; and
(8) establish or amend any rules or administrative procedures necessary or appropriate for Plan administration.
The Compensation Committee may delegate its authority and responsibility under the Plan, except with respect to the determination of (i) awards for individuals as described in the charter of the Compensation Committee and/or (ii) the Business Performance Factor. Accordingly, the Chief Executive Officer (“CEO”) or the Chief Human Resources Officer (“CHRO”), or the delegatee of either, may exercise the Compensation Committee’s authority and responsibility under the Plan with respect to the determination of awards for other individuals (excluding the determination of the Business Performance Factor).
Nothing contained in the Plan shall be interpreted or construed as a promise of employment by the Company for the Plan Year, or any other time period, or a guarantee of payment of an award.
VI.    Severability
The Plan (including any rules or administrative procedures established hereunder) represents the full and complete understanding between the Company and eligible employees with regard to terms of the Plan and any awards hereunder. The terms of the Plan (including any rules or administrative procedures) shall control in the event of inconsistencies with any other Company documents or any statements made by Company employees concerning the Plan.
If a final determination is made by a court of competent jurisdiction (or duly assigned arbitrator) that any provision contained in the Plan is unlawful, the Plan shall be considered amended in that instance to apply to such extent as the court/arbitrator may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court/arbitrator finds that any provision contained in this Plan is unlawful -- and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful -- such finding shall not affect the effectiveness of any other provision of this Plan.

VII.    Non-Assignability and Accounting
The right to any awards (including any deferred awards) or any other rights under the Plan, are not assignable in any manner whatsoever (except to the extent of beneficiary designations made pursuant to established administrative procedures). Any account created with respect to a deferred award shall be unfunded, unsecured and shall not constitute a trust for the benefit of any employee. No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Plan.
VIII.    Additional Limitations (Clawbacks)
The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and any Company policy adopted with respect to compensation recoupment, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law. This Section VIII will not be the Company’s exclusive remedy with respect to such matters.
IX.    Deferrals
Eligible employees who are employed within the United States may elect to defer awards that may be granted under the Plan. All deferred awards shall be administered in accordance with established administrative procedures, including procedures relating to election requirements, the manner in which deferred awards may be invested and the time and form in which they are distributed. Such procedures are described in the Appendix.
Notwithstanding the foregoing, no deferrals shall be permitted under this Plan or be effective with respect to the 2023 Plan Year or thereafter.
X.    Amendment & Termination
The Plan is offered at the sole discretion of the Company, which reserves the right to modify, adjust, change, or terminate the Plan at any time and for any reason. Any amounts that have been paid under the Plan are subject to modification, adjustment, change or termination only as described in Section VIII. Any amounts that have been deferred under the Plan are subject to modification, adjustment, change or termination only as described in Section VIII or as agreed upon by the employee (or beneficiary), and in each case only as permitted by the Appendix.
XI.    Dispute Resolution
Questions or concerns related to the Plan or any Plan awards should be addressed to the employee’s Human Resources Manager or business Compensation Manager. Any formal employee-initiated dispute relative to the Plan or awards will be addressed pursuant to the Company’s then current applicable internal grievance or alternative dispute resolution program, including any final and binding arbitration procedure, consistent with applicable laws and regulations.

XII.    Additional Terms
Plan Effective Date and Plan Year:
The General Electric Company Annual Executive Incentive Plan originally became effective as of January 1, 2018, and this Plan is effective as of January 1, 2023 as a continuation of the General Electric Company Annual Executive Incentive Plan for GE Energy Transferees. The Plan will run January 1st through December 31st of 2018 and each year thereafter (the “Plan Year”) until such time that the Plan is modified, superseded or terminated.
Affiliate:
“Affiliate” shall mean any company or business entity connected by a direct or indirect 50% or more interest, whether or not a participating employer in the Plan.
Company:
“Company” shall mean Ropcor, Inc. and its Affiliates that participate in the Plan, except as provided in the Appendix or otherwise noted. Prior to the Plan Spin-Off Date, “Company” had the same meaning as applied to the General Electric Company (in place of Ropcor, Inc.).
Applicable Law:
The place of administration of the Plan shall be deemed within the State of New York. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions therein, to the extent permissible under applicable local law.
Awards that are not deferred are intended to be exempt from Section 409A of the Internal Revenue Code, and awards that are deferred are intended to be fully compliant with Section 409A. In each case, the Plan shall be administered and interpreted in a manner consistent with such intent, including in a manner that avoids the imposition of penalties under Section 409A.
Cause:
“Cause” means, as determined in the sole discretion of the Company, an eligible employee’s:
(1) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the eligible employee and the Company;
(2) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;
(3) commission of an act of dishonesty, fraud, embezzlement or theft;
(4) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude;

(5) failure to perform satisfactorily the assigned duties of the eligible employee’s position after receiving written notification of the failure from the eligible employee’s manager; or
(6) failure to comply with the Company’s policies and procedures, including, but not limited to, The Spirit and Letter or the Fair Employment Practices Policy.
Disability:
For eligible employees employed in the United States, “Disability” shall mean separating from service with the Company after becoming eligible for disability benefits under the GE Long-Term Disability Plan. For eligible employees employed outside of the United States, “Disability” shall have the definition provided in such employing country’s disability plan.
Retirement:
For eligible employees employed in the United States, “Retirement” shall mean separating from service with the Company on or after age 60. For eligible employees employed outside of the United States, “Retirement” shall have the definition provided in such employing country’s retirement plan.
Overpayment:
To the extent permitted under applicable law, in the event that a Plan participant receives an overpayment or otherwise owes the Company money which has not been repaid during the course of or at the conclusion of employment with the Company, the Company reserves the right to adjust any award under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means. If such deductions are insufficient, the employee will be required to reimburse the Company for the balance, unless expressly waived by the Company.

APPENDIX

ADMINISTRATIVE PROCEDURES FOR THE GE ENERGY ANNUAL EXECUTIVE INCENTIVE PLAN
(Effective commencing with the 2018 Plan Year)
As described in Section I of the Plan, the Plan is a continuation of the General Electric Company Annual Executive Incentive Plan for GE Energy Transferees. The administrative procedures set forth in this Appendix are applicable to the amounts deferred under the General Electric Company Annual Executive Incentive Plan by GE Energy Transferees, and all deferrals and all other benefits accrued by GE Energy Transferees under the General Electric Company Annual Executive Incentive Plan are assumed by Ropcor, Inc. and shall continue under the terms of the Plan and this Appendix.
Section 1.HISTORY AND APPLICABILITY OF PRIOR RULES
Prior to 2011, incentive compensation was payable under the GE Incentive Compensation Plan. For 2011 through 2017, incentive compensation was payable pursuant to independent Company action, which included a prior iteration of the GE Annual Executive Incentive Plan for 2015 through 2017.
The rules associated with deferrals of allotments payable under the GE Incentive Compensation Plan (including participant election requirements, the manner in which deferred incentive compensation allotments may be invested and the time and form in which they are distributed) are reflected in the GE Incentive Compensation Plan document and various administrative procedures (collectively, the “Prior Rules”). The Prior Rules include, but are not limited to, the Special Administrative Procedures for the GE Incentive Compensation Plan to Ensure Compliance with Code Section 409A (the “Special Procedures”).
When the Company ceased awarding incentive compensation under the GE Incentive Compensation Plan and began awarding it pursuant to independent Company action, the Company, through the action of the Senior Vice President, Human Resources, specifically made the Prior Rules applicable to deferrals of allotments pursuant to independent Company action.
These procedures are effective with respect to all awards made under the Annual Executive Incentive Plan for the 2018 plan year and later. The Special Procedures (which are partially repeated below in Section 2) are also effective for all such awards. The Prior Rules continue to be effective for awards made for earlier years.
Section 2.DEFERRAL OF AWARDS
2.1.In General
A participant may elect to defer any award for which he or she is eligible. For this purpose, awards under the Plan shall be considered “New Allotments” under the Special Procedures. For convenience, certain rules in the Special Procedures applicable to “New Allotments” are repeated in the remainder of this Section 2.
Notwithstanding the foregoing, no deferrals shall be permitted under this Plan or be effective with respect to the 2023 Plan Year or thereafter.

2.2.Elections
Elections to defer awards (including elections under Subsection 2.3 as to the form in which such deferred awards will be paid) shall be made no later than the end of the year preceding the year for which the award is made, in accordance with established administrative procedures. All such elections shall be irrevocable.
2.3.Available Forms
A participant may choose to receive a deferred award in a lump sum or in installments of either 10, 15 or 20 years. If no election as to the form of payment is made in accordance with established administrative procedures, payments shall be made in 10-year installments.
2.4.Commencement
Payment of deferred awards (including any interest or dividend equivalents allocable thereto) shall commence on April 1 of the year following Separation from Service, or as soon thereafter as is practicable; provided, however, that in the case of a Specified Employee, no payments shall be made during the first six months following Separation from Service.
2.5.Re-employment
Any re-employment after Separation from Service shall be disregarded in determining whether deferred awards commence to be paid (or continue to be paid).
2.6.Death
If a participant dies before all payments of a deferred award have been made, payments shall continue to the beneficiary or beneficiaries at the same time and in the same form as if the participant had lived.
2.7.Compliance with Code Section 409A
The rules in this Section 2 are intended to ensure that the Plan complies with Internal Revenue Code Section 409A and applicable guidance thereunder, and the Plan shall be administered and interpreted in a manner consistent with such intent.
Without limiting the foregoing:
(a)The rules in this Section 2 override anything to the contrary either in the Plan, any other administrative procedures or the communications and election materials provided to participants in the course of administering the Plan.
(b)Under no circumstances shall a scheduled payment of a deferred award be accelerated, nor shall a subsequent deferral be permitted with respect to such amounts.

2.8.Definitions
For purposes of this Section 2, the following terms have the designated meanings:
“Company” means Ropcor, Inc., and prior to the Plan Spin-Off Date means General Electric Company.
“Separation from Service” means a participant’s termination of employment with the Company and all Affiliates (as defined in Section XII of the Plan); provided that Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Code Section 409A and regulations and other guidance issued thereunder.
“Specified Employee” means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.
Section 3.ACCOUNTING FOR DEFERRED AWARDS
3.1.In General
At the participant’s election, deferred awards will be accounted for in one or more of the following three media: cash, Standard and Poor’s 500 Index (“S&P 500”) Units or GE common stock (“Stock”) Units, or such additional media as described below.
3.2. Cash
The portion of any award accounted for in cash shall be credited with interest daily based upon the prior calendar month’s average yield for U.S. Treasury notes and bonds with maturities of from ten to twenty years.
3.3.S&P 500 Units
The number of S&P 500 Units credited to a participant’s account with respect to any deferral will be determined by dividing (1) the average closing value of the S&P 500 Index as reported by Standard and Poor’s during the measurement period by (2) the dollar amount of the deferral to be accounted for in S&P 500 Units. The measurement period will be the 20 trading days ending on the date the Company approves awards under the Plan for the year (and including that date if it is a trading date).
Each portion of an account hypothetically invested in S&P 500 Units will be credited quarterly, on GE’s dividend record date for the quarter, with dividend equivalents (in the form of additional S&P 500 Units) based upon the consecutive prior calendar quarter’s quarterly dividend as reported by Standard and Poor’s.
3.4.Stock Units
The number of Stock Units credited to a participant’s account with respect to any deferral will be determined by dividing (1) the average New York Stock Exchange closing price of GE common stock during the measurement period by (2) the dollar amount of the deferral to be accounted for in Stock Units. The measurement period will be the 20 trading days ending on the date the Company approves awards under the Plan for the year (and including that date if it is a trading date).

Each portion of an account hypothetically invested in Stock Units will be credited quarterly, on GE’s dividend record date for the quarter, with dividend equivalents (in the form of additional Stock Units) based on the dividend declared on GE common stock for such quarter.
Effective as of the spin-off of General Electric Company’s healthcare business as an independent public company (the “GE HealthCare Spin-Off”), any accounts credited with Stock Units shall be credited with an additional number of shares of GE Healthcare Holding LLC (or its successor) common stock (“GE HealthCare Stock”) Units equal to (i) the number of Stock Units credited to such account as of the GE HealthCare Spin-Off, multiplied by (ii) the distribution ratio used to determine the number of shares of GE HealthCare Stock per each share of GE common stock received by record holders of GE common stock upon the GE HealthCare Spin-Off. Any dividends of GE HealthCare Stock will be credited, as applicable, with dividend equivalents (in the form of additional GE HealthCare Stock Units) on the dividend record date.
At the one year anniversary of the GE HealthCare Spin-Off, no notional investments in GE HealthCare Stock Units will continue to be permitted under this Plan, and any hypothetical investments remaining in GE HealthCare Stock Units will be automatically converted into a hypothetical cash investment as described in Section 3.2, as if such conversion were a switch as described in Section 3.5, until such time that a participant (or beneficiary) makes a switch as described in Section 3.5 or payment is made as described in Section 3.6.
If there is any change in the common stock represented by any deferred award or associated dividend equivalents previously credited, whether through merger, consolidation, reorganization, recapitalization, share distribution in the nature of a stock dividend, or other change in corporate structure, appropriate adjustments shall be made, as determined by the Company in its sole discretion, to the shares of common stock represented by such deferred allotments or dividend equivalents.
3.5.Switching
Participants (and beneficiaries) may elect four times each calendar year to switch the media in which their accounts are hypothetically invested. Switches will be valued based on (1) the date they are properly effectuated in accordance with administrative procedures, and (2) the applicable New York Stock Exchange closing price of GE common stock (or the applicable exchange closing price of GE HealthCare Stock, if applicable) and/or the closing value of the S&P 500 Index as reported by Standard and Poor’s.
A switch must involve at least 25% of a participant’s account balance.
Notwithstanding the foregoing, (i) prior to the GE HealthCare Spin-Off, participants may elect to switch their hypothetical investment of Stock Units into a different media permitted under this Plan, even if such participant has already made four elections for the Plan Year and the switch would impact less than 25% of such participant’s account balance, and (ii) following the GE HealthCare Spin-Off, participants shall not be permitted to switch the hypothetical investment of their account into GE HealthCare Stock Units.

3.6.Payments
All payments of deferred awards (including any interest or dividend equivalents allocable thereto) will be made in cash.
For purposes of making payments, the portion of a participant’s account hypothetically invested in S&P 500 Units will be valued based on the average closing value of the S&P 500 Index as reported by Standard and Poor’s during the 20 trading days immediately preceding March 15 of the year the payment is to be made (and including that March 15 if it is a trading date).
Similarly, the portion of a participant’s account hypothetically invested in Stock Units will be valued based on the average New York Stock Exchange closing price of GE common stock during the 20 trading days immediately preceding March 15 of the year a payment is to be made (and including that March 15 if it is a trading date). The portion of a participant’s account hypothetically invested in GE HealthCare Stock Units will be valued based on the average closing price of such GE HealthCare Stock on the applicable stock exchange during the 20 trading days immediately preceding March 15 of the year a payment is to be made (and including that March 15 if it is a trading date).
Section 4.GENERAL CONDITIONS
4.1.Creditable Compensation
Awards under the Plan shall be taken into account as creditable pay under the Company benefit plans to the same extent and in the same manner that they would have been had they been paid under the GE Incentive Compensation Plan, or pursuant to independent Company action.
4.2.Additional Rules
The Company has the sole discretion to interpret and apply these procedures and may apply other rules and procedures as it deems necessary or appropriate, including, but not limited to, rules for making deferral elections, valuing and crediting deferrals, valuing and crediting dividend equivalents, valuing and making switches, defining applicable measuring periods, determining closing prices and closing index values and determining what days constitute trading days. Such rules may or may not be communicated to participants, may or may not be reflected in formal administrative procedures, and may change from year to year. However, no rules or procedures may be applied that would cause a failure to comply with Code Section 409A.